Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-290015 and 333- 289188) and Form S-8 (File Nos. 333-285741 and 333-280781) of Sunrise Realty Trust, Inc. of our report dated March 12, 2026, on our audits of the financial statements of Sunrise Realty Trust, Inc. and subsidiaries as of December 31, 2025 and 2024, and for the years then ended, which report is included in the Annual Report on Form 10-K of Sunrise Realty Trust, Inc. for the year ended December 31, 2025.

/s/ CohnReznick LLP

Baltimore, Maryland
March 12, 2026